As filed with the Securities and Exchange Commission on August 2, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RALLYBIO CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	85-1083789
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

234 Church Street, Suite 1020, New Haven, CT	06510
(Address of Principal Executive Offices)	(Zip Code)

Rallybio Corporation 2021 Equity Incentive Plan

Rallybio Corporation 2021 Employee Stock Purchase Plan

(Full titles of the plans)

Martin W. Mackay, Ph.D.

Chief Executive Officer

Rallybio Corporation

234 Church Street, Suite 1020

New Haven, CT 06510

(Name and address of agent for service)

(203) 859-3820

(Telephone number, including area code, of agent for service)

Please send a copy of all communications to:

Marc Rubenstein

Zachary Blume

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199-3600

617-951-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer, “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Rallybio Corporation 2021 Equity Incentive Plan – Common Stock, par value $0.0001 per share	5,440,344(2)	$14.44(3)	$78,558,568	$8,571
Rallybio Corporation 2021 Employee Stock Purchase Plan – Common Stock, par value $0.0001 per share	291,324(4)	$14.44(3)	$4,206,719	$459
TOTAL	5,731,668		$82,765,286	$9,030

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also covers such additional shares of the registrant’s common stock, par value $0.0001 per share (“Common Stock”), as may issued to prevent dilution from stock splits, stock dividends and similar transactions.

(2)

Represents shares of Common Stock reserved for issuance under the Rallybio Corporation 2021 Equity Incentive Plan (the “2021 Plan”), including 2,410,157 shares of Common Stock that have been issued in respect of outstanding equity awards granted prior to the registrant’s initial public offering. The 2021 Plan includes an “evergreen” provision, which provides that on each January 1st from January 1, 2022 through January 1, 2031, the number of shares of Common Stock available for issuance under the 2021 Plan will automatically increase annually in an amount equal to the lesser of 5% of the number of shares of Common Stock outstanding and the number of shares of Common Stock determined by the registrant’s board of directors.

(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(h) and 457(c) based on the average of the high and low prices of the registrant’s Common Stock as reported on the Nasdaq Global Select Market on July 29, 2021 to be $15.67 and $13.20, respectively.

(4)

Represents shares of Common Stock issuable upon exercise of options that have not yet been granted as of the date of this Registration Statement under the Rallybio Corporation Employee Stock Purchase Plan (the “2021 ESPP”). The 2021 ESPP includes an “evergreen” provision, which provides that on each January 1st from January 1, 2022 through January 1, 2031, the number of shares of Common Stock available for issuance under the 2021 ESPP will automatically increase annually in an amount equal to the lesser of (i) 1% of the number of shares of Common Stock outstanding, (ii) 582,648 shares of Common Stock and (iii) the number of shares of Common Stock determined by the registrant’s board of directors (up to a maximum of 6,117,804 in the aggregate).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by Rule 428(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants of the Rallybio Corporation 2021 Equity Incentive Plan and the Rallybio Corporation 2021 Employee Stock Purchase Plan, as required by Rule 428(b). Such documents are not being filed with the Securities and Exchange Commission (the “SEC”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

We incorporate by reference herein the following documents filed by Rallybio Corporation (the “Registrant”) with the SEC:

(a)	the Registrant’s Current Report on Form 8-K filed with the SEC on August 2, 2021;

(b)

the Registrant’s prospectus filed with the SEC on July 30, 2021 pursuant to Rule 424(b) under the Securities Act relating to the registration statement on Form S-1 (File No. 333-257655), that contains audited financial statements of the predecessor of the Registrant, Rallybio Holdings, LLC, for the latest fiscal period for which such statements have been filed; and

(c)

the description of the Registrant’s Common Stock, $0.0001 par value per share, which is contained in the Registrant’s registration statement on Form 8-A filed by the Registrant with the SEC under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on July 29, 2021, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is incorporated or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

As permitted by Section 102(b)(7) of the DGCL, our amended and restated certificate of incorporation contains a provision to eliminate the personal liability of our directors for monetary damages for breach of their fiduciary duties as directors, subject to certain exceptions. In addition, our amended and restated certificate of incorporation and amended and restated bylaws provide that we are required to indemnify our officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and we are required to advance expenses to our officers and directors as incurred in connection with proceedings against them for which they may be indemnified, in each case except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145(a) of the DGCL provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

Section 145(b) of the DGCL provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

We have entered into indemnification agreements with our directors and certain of our officers. These indemnification agreements provide broader indemnity rights than those provided under the DGCL and our amended and restated certificate of incorporation. These indemnification agreements are not intended to deny or otherwise limit third-party or derivative suits against us or our directors or officers, but to the extent a director or officer were entitled to indemnity or contribution under the indemnification agreement, the financial burden of a third-party suit would be borne by us, and we would not benefit from derivative recoveries against the director or officer. Such recoveries would accrue to our benefit but would be offset by our obligations to the director or officer under the indemnification agreement.

We maintain directors’ and officers’ liability insurance for the benefit of our directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit

4.1	Amended and Restated Certificate of Incorporation (previously filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on August 2, 2021 and incorporated herein by reference).

4.2	Amended and Restated Bylaws (previously filed as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on August 2, 2021 and incorporated herein by reference).

Exhibit

4.3	Rallybio Corporation 2021 Equity Incentive Plan (previously filed as Exhibit 10.12 to the registration statement on Form S-1 filed on July 22, 2021 (File No. 333-257655) and incorporated herein by reference).

4.4	Rallybio Corporation 2021 Employee Stock Purchase Plan (previously filed as Exhibit 10.19 to the registration statement on Form S-1 filed on July 22, 2021 (File No. 333-257655) and incorporated herein by reference).

5.1	Opinion of Ropes & Gray LLP*

23.1	Consent of Deloitte & Touche LLP independent registered public accounting firm*

23.2	Consent of Ropes & Gray LLP (included in the opinion filed as Exhibit 5.1)*

24.1	Powers of Attorney (included on the signature page in Part II)*

*	Filed herewith.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Haven, Connecticut, on this 2nd day of August, 2021.

RALLYBIO CORPORATION

By:	/s/ Martin W. Mackay
Name: Martin W. Mackay, Ph.D.
Title: Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Martin W. Mackay, Ph.D. and Jeffrey M. Fryer, and each of them singly, his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 to be filed by Rallybio Corporation and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

* * * *

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Martin W. Mackay Martin W. Mackay, Ph.D.	Chief Executive Officer and Director (Principal Executive Officer)	August 2, 2021

/s/ Jeffrey M. Fryer Jeffery M. Fryer	Chief Financial Officer and Treasurer (Principal Accounting and Financial Officer)	August 2, 2021

/s/ Helen M. Boudreau Helen Boudreau	Director	August 2, 2021

/s/ Rob Hopfner Rob Hopfner, R.Ph., Ph.D.	Director	August 2, 2021

/s/ Ronald M. Hunt Ronald M. Hunt	Director	August 2, 2021

/s/ Lucian Iancovici Lucian Iancovici, M.D.	Director	August 2, 2021

/s/ Kush M. Parmar Kush M. Parmar, M.D., Ph.D.	Director	August 2, 2021

/s/ Timothy M. Shannon Timothy M. Shannon, M.D.	Director	August 2, 2021

/s/ Paula Soteropoulos Paula Soteropoulos	Director	August 2, 2021